Exhibit 10.19

AMENDED AND RESTATED STRATEGIC AGREEMENT

dated as of May 31, 2022

BETWEEN THE UNDERSIGNED:

Freightos Limited, a Cayman Islands exempted company limited by shares with its registered office address at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (“Freightos”);

and

Qatar Airways Group Q.C.S.C., a Qatari closed shareholding company organised and existing under the applicable laws of the State of Qatar (commercial register N°16070), having a principal place of business at Qatar Airways Tower 1, Airport Road, PO Box 22550, Doha, State of Qatar (“Qatar Airways”),

collectively referred to as the “Parties” or individually as a “Party”.

RECITALS

WHEREAS, the Parties entered into a Strategic Agreement, dated March 17, 2021 (the “Prior Agreement”), in connection with the investment by Alshaffafia Trading W.L.L., an affiliate of Qatar Airways, (“Alshaffafia”) in Freightos Limited, a private Hong Kong company (“Freightos-HK”);

WHEREAS, as part of a corporate reorganization, all of the shares of Freightos-HK were exchanged for an equivalent number and type of shares of Freightos so that Qatar Airways and Alshaffafia are now shareholders of Freightos and Freightos-HK is a wholly-owned subsidiary of Freightos;

WHEREAS, the Parties and Gesher I Acquisition Corp., a Cayman Islands exempted company limited by shares (“SPAC”) have entered into a PIPE Subscription Agreement (the “PIPE Agreement”) dated as of the date hereof, in connection with that certain Business Combination Agreement, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Freightos, SPAC, Freightos Merger Sub I, a Cayman Islands exempted company limited by shares and a direct wholly-owned subsidiary of Freightos (“Merger Sub I”), and Freightos Merger Sub II, a Cayman Islands exempted company limited by shares and a direct wholly-owned subsidiary of Freightos (“Merger Sub II”);

WHEREAS, the Merger Agreement provides for the merger of Merger Sub I with and into SPAC with SPAC surviving and SPAC merging with and into Merger Sub II with Merger Sub II surviving as a wholly-owned subsidiary of the Company (the “Mergers” and each a “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”); and

WHEREAS, Alshaffafia has agreed to purchase, contingent upon, and immediately prior to and substantially concurrently with, the closing of the Transactions (the “Transaction Closing”), one million (1,000,000) ordinary shares of Freightos, par value $0.0001 per share (the “PIPE Shares”), for a purchase price of $10.00 per share (the “Per Share Purchase Price” and the aggregate purchase price for the PIPE Shares, the “Purchase Price”); and

WHEREAS, the Parties desire to amend and restate the Prior Agreement in its entirety upon the Transaction Closing and the issuance of the PIPE Shares.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.	Term. Subject to Alshaffafia purchasing the PIPE Shares, this Agreement shall commence on the date of Transaction Closing and remain in effect until the earlier of (i) five (5) years after the date of the Transaction Closing, or (ii) the date on which Qatar Airways (together with its affiliates) holds less than 80% of the number of ordinary shares of Freightos that it holds on the date of the Transaction Closing (the “Term”).

2.	Effect of Agreement. This Agreement amends and restates the Prior Agreement in its entirety. For the avoidance of doubt, should Alshaffafia not purchase the PIPE Shares then the Prior Agreement shall be reinstated in its entirety without the need for any further action by any of the Parties.

3.	eBookings. The Parties have entered into a Rates and eBookings Transmission Agreement, which has been amended and may be further amended from time to time, which allows subscribers to search and book cargo transport from Qatar Airways and for Freightos to transmit electronic booking requests and responses (“eBookings”) between subscribers and Qatar Airways. During the Term of this Agreement the fee discount terms set forth in Exhibit A will apply to eBookings.

4.	SaaS Licenses and Subscriptions. During the Term of this Agreement, Qatar Airways may subscribe to certain of Freightos SaaS products and services, and the fee discount terms set forth on Exhibit A will apply to such subscriptions.

5.	Statistical Industry Data. Subject to any legal restrictions, during the Term of this Agreement Freightos shall provide Qatar Airways with statistical anonymous aggregated industry data, at no cost, as follows:

a.	Data on average market air cargo prices on various routes daily and, if required by Qatar Airways, every 6 hours; and

b.	Daily data on search volumes by forwarders by route.

Freightos shall ensure that any statistical industry data provided to Qatar Airways does not include, constitute, or permit the reverse engineering of, information of a competitively sensitive nature under any applicable antitrust laws (including but not limited to non-public information about the prices, volumes, customers, sales, shipping details, air freight capacity, sales costs, sales targets, business plans and budgets, profits and margins or commercial strategy of a competitor or potential competitor of Qatar Airways) nor shall it include any material, non-public information of Freightos.

6.	Joint Market Education. Qatar Airways shall make active marketing efforts to encourage its customers, especially in Qatar and India, to book electronically on Freightos’ WebCargo platform. Throughout the Term of this Agreement, Qatar Airways will provide a dedicated resource equivalent to one full-time employee equivalent to coordinate market education together with Freightos.

7.	Board Representation. Qatar Airways currently has a representative on the Board of Directors of Freightos (the “Board Representative”). The Board Representative will continue to recuse himself from any Board discussions about other airlines or any other competitively sensitive topics (“Restricted Topics”). At such time as Qatar Airways does not have a Board Representative, Freightos will be available (at least quarterly) to host a strategic discussion with representatives of Qatar Airways upon request, provided that Restricted Topics will not be discussed.

8.	Confidentiality.

a.	Each Party shall keep this Agreement confidential, and shall not disclose it or any of the transactions contemplated hereby or any confidential information concerning the business, affairs, customers, clients or suppliers of the other Party except as permitted by Section 8(b).

b.	Each Party may disclose:

i.	the terms of this Agreement, the transactions contemplated hereby and any confidential information of the other Party, to its employees, officers, representative, contractors, subcontractors or advisers who need to know such information for the purposes of exercising the Party's rights or carrying out its obligations under or in connection with this Agreement;

ii.	the terms of this Agreement, the transactions contemplated hereby and any confidential information of the other Party, as may be required by law, a court of competent jurisdiction or any governmental or regulatory authority (including any recognized stock market or exchange); and/or

iii.	subject in each instance to obtaining prior written consent from the other Party, the terms of this Agreement and the transactions contemplated hereby to potential other investors.

c.	Each Party shall use at least the same degree of care to safeguard the other Party's confidential information as it employs with respect to its own confidential information of a similar nature. To the extent Sections 8(b)(i) or (iii) permits the disclosure of confidential information, the disclosing Party shall ensure that the receiving third party has entered into a written confidentiality agreement with the disclosing Party that will restrict the use of and protect the disclosure of such confidential information on terms not less restrictive than those described in this Section 8. In the circumstances referred to in Section 8(b)(ii) the disclosing Party shall, to the extent permitted by law or regulation, notify the other Party as soon as practicable as to the timing and content of such disclosure and provide such support as may be reasonably required by the other Party to limit the disclosure. In such circumstances the disclosing Party will use reasonable endeavors to enter into a written confidentiality agreement with the receiving third party.

d.	Each Party's obligations under this Section 8 shall survive the expiration or termination, as the case may be, of this Agreement and will continue indefinitely.

e.	Confidential information does not include information that:

1.	becomes available to the receiving Party from a third person, other than the disclosing Party or any of its representatives, which, to the receiving Party’s knowledge, is not and was not subject to any legal, contractual or fiduciary prohibition or obligation against such disclosure;

2.	becomes generally available to the public other than as a result of a disclosure (directly or indirectly) by the receiving Party or any of its representatives;

3.	was in the receiving Party’s lawful possession prior to its being furnished to the receiving Party or its representatives;

4.	is disclosed to the receiving Party or its representatives by a third party with the prior written approval of the disclosing Party or any of its representatives; or

5.	was or is independently developed by the receiving Party or its representatives without violating any of their respective obligations under this Agreement.

9.	Governing Law and Jurisdiction. This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles). The Parties irrevocably agree that the courts of the State of Delaware shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

10.	Assignment and subcontracting. This Agreement is personal to the Parties and neither Party shall assign, transfer, subcontract, or deal in any other manner with any or all of its rights and obligations under this Agreement without the prior written consent of the other Party except that any Party may so assign in connection with the sale of all or substantially all of its assets or in connection with a merger or sale of control which amounts to an assignment under applicable law.

11.	Waiver. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall preclude or restrict the further exercise of that or any other right or remedy.

12.	Rights and remedies. The rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

13.	Entire agreement. This Agreement together with Exhibit constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes and, subject to Section 2 of this Agreement, extinguishes all previous agreements (including the Prior Agreement), promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

14.	Variation. No variation of this Agreement shall be effective unless it is in writing and signed by the Parties (or their authorised representatives).

15.	Severance. If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed deleted, but that shall not affect the validity and enforceability of the rest of this Agreement.

16.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including, for example, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

17.	Third-party rights. No person other than a party to this Agreement shall have any rights to enforce any term of this Agreement.

18.	No partnership or agency. Nothing in this Agreement is intended to, or shall be deemed to, establish any partnership or joint venture between the Parties, constitute either Party the agent of the other Party, or authorise either Party to make or enter into any commitments for or on behalf of the other Party.

19.	Notices. Any notices or other communications provided which a Party hereto may be required, or may elect, to give to the other Party hereunder shall be sufficiently given if delivered personally at such address or sent by courier to such address or sent by facsimile to a number provided by the receiving party, or sent by e-mail. Unless otherwise so notified, any notice sent to Freightos should be sent to legal@freightos.com and to Qatar Airways to the Group Chief Executive at gceooffice@qatarairways.com.qa with a copy to the General Counsel at grouplegal@qatarairways.com.qa or such other address with respect to a party as such party shall notify each other party in writing as above provided. Any notice sent in accordance with this Section 19 shall be effective: (i) if sent by courier or delivered personally, upon delivery, and (ii) if sent via e-mail or facsimile on the date on which such notice is transmitted.

Qatar Airways Group Q.C.S.C.		Freightos Limited

By:	/s/ Akbar Al Baker	By:	/s/ Zvi Schreiber
Name:	Akbar Al Baker	Name:	Zvi Schreiber
Title:	Group Chief Executive	Title:	CEO